Exhibit 10.38

AGREEMENT

Between

PARAGON SYSTEMS, INC. (PSI)

and

INTERNATIONAL UNION, SECURITY, POLICE,

FIRE PROFESSIONALS OF AMERICA (SPFPA)

and its

AMALGAMATED LOCAL 110

for the

COMMONWEALTH OF KENTUCKY

EFFECTIVE

DECEMBER 16, 2003 – MIDNIGHT, DECEMBER 15, 2006

ARTICLE I
PARTIES AND TERMS OF AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of December, 2003, by and between Paragon Systems, Inc. (PSI), hereinafter referred to as the Company, and International Union, Security, Police, and Fire Professionals of America, and its Amalgamated Local Number 110, SPFPA. hereinafter referred to as the Union.

All current economic issues will stay in effect until the economic issues included in this Agreement become effective on December 16, 2003, and shall continue in full force and effect until Midnight, December 15, 2006, unless the General Services Administration (GSA) elects to recognise this Agreement in its entirety prior to December 16, 2003, inclusive; and thereafter it shall be considered automatically renewed for successive periods of twelve months unless, at least ninety (90) days prior to the end of any effective twelve-month (12) period, either party shall serve notice upon the other, as prescribed herein, that it desires cancellation, revision, or modification of any provision or provisions of this Agreement. If either party serves such notice, the parties shall attempt to reach an agreement with respect to the proposed change or changes. At least forty (40) days prior to the expiration date of the Agreement, the parties shall meet to consider such changes.  In the event the parties do not reach a written agreement by the expiration date of December 15, in the particular year, as provided for herein, then this Agreement shall in all respects be deemed void and terminated. In the event that the U.S. Government, herein referred to as the Client, or GSA, terminates the current or any succeeding Service Contract Act contract with the Company for security services in the Commonwealth of Kentucky this Agreement will be become null and void.

ARTICLE II
PURPOSE

Section 1.   Whereas the general purpose of this Agreement is to promote the mutual interests of the Company and its employees, and to provide for the operation of the Company’s business under methods which will further, to the fullest extent possible, the safety of the employees, economy, and efficiency of operation, elimination of waste, realization of maximum quantity and quality of output, cleanliness, protection of property, and avoidance of interruptions to production, the parties to the Agreement hereby agree to cooperate fully for the purpose of preventing and adjusting misunderstandings by establishing rules and minimum wage rates based on the standard of “a day’s work for a day’s pay.”

Section 2.   This Agreement covers only those matters specifically contained herein and supersedes all prior agreements between the Company and the Union.

ARTICLE III
RECOGNITION

Section 1.   The Company recognizes the Union as the exclusive bargaining representative with respect to rates of pay, wages, hours of employment, or other conditions of employment for all security officers as defined in Section 9 (b) (3) of the National Labor Relations Act, as amended, employed by the Company by GSA under a Service Contract Act contract for security services in the Commonwealth of Kentucky, excluding all office clerical employees, professional employees, and supervisors as defined in the Act.  A supervisor is an individual having authority, in the interest of the employer, to hire, transfer, suspend, lay off, recall, demote, promote, discharge, assign, reward, or discipline other employees, or responsibility to direct them to adjust their grievances, or effectively to recommend such action.

Section 2.   The Company reserves the right, in cases of emergency, to hire employees in the Commonwealth of Kentucky under a GSA Service Contract Act contract for security services within the Commonwealth of Kentucky, for a period of ninety (90) days without said employees becoming members of the Union or without requiring said employees to be covered by this Agreement. During this ninety (90) day period, the Union shall not communicate with said employees regarding membership in the Union.

ARTICLE IV
WORK OF EMPLOYEES

Section 1.   The work of employees shall be the work presently performed by employees within the bargaining unit and new or additional bargaining unit work assigned to the unit by the Company.  Employees covered by this Agreement shall perform all duties and assignments outlined by the Company, including Company’s Standard Operating Procedures, and the Company’s client, the General Services Administration. The Contract Manager and Site Supervisors may be called to perform the duties of a Security Officer in emergency situations (Security Officer not reporting for duty, late for duty, becoming sick while on shift, etc.). The Lead Supervisor will perform the duties of a Security Officer in emergency situations until a bargaining unit member can be called in. The Supervisor may provide required relief breaks to productive guards at any time while they are acting in a supervisory/lead capacity.

Section 2.   Employees covered by this agreement are contract employees and as such, are covered by the Service Contract Act.

ARTICLE V
MANAGEMENT RIGHTS

Section 1.   The Union recognizes that any and all rights concerned with the management of the business and the direction of work force are exclusively those of the Company. The Company retains all of its normal, inherent common law rights to manage the business, whether or not exercised, as such rights existed prior to the time any union became the bargaining representative of the employees covered by this Agreement, except as limited by, and consistent with the rights of the Union and its represented employees as set forth in this Agreement or as established by law, statutes, and government regulations. The rights of management shall include the right to: hire, assign, schedule, lay off, recall, promote, demote, transfer, suspend, discharge, or otherwise discipline employees for just cause; determine, establish, and implement terms and conditions of employment, determine establish or continue reasonable policies, practices, and procedures for the conduct of the business and, from time to time, to change or abolish such policies, practices or procedures in order to prevent any redundancy or duplication of work or for any other reason provided such rights and policies are not in conflict with any provision of the Agreement and do not abridge the rights and benefits of employees as conferred by this Agreement or otherwise; determine and select the uniform and equipment to be used in the Company’s operations and, from time to time, to change or to discontinue the use of any uniform or equipment and to select new uniforms or equipment for its operations, including equipment for new operations; to determine the number of hours per day or week that operations shall be carried on; to establish day and night shifts, to set the hours of work and the number of employees for such shifts, and from time to time to change the shifts and the hours of employees thereof, to determine the fact of lack or work; to make and enforce safety rules and rules governing the conduct of employees within the Government Facilities and for the maintenance of discipline; and take any other measures which are reasonable and necessary for the orderly, efficient, and profitable operation of its business.

Section 2.   The Company shall have the right at any time to establish, administrate or alter the practices or customs of break periods and telephone calls by employees and to limit or restrict such practices (except as governed by Government regulations) or customs as the Company may determine necessary.

Section 3.   The Company shall have the right to require of any employee at any time a physical examination by a physician of its choosing to determine said employee’s physical and mental ability to perform their job assignment efficiently and safely. The Company shall have the right to evaluate the ability of the employee to perform their job assignment efficiently and safely. The Company may promote, demote, lay off, transfer, or discharge said employee as a result of such evaluation. This Section shall be interpreted in accordance with applicable federal and state law.

Section 4.   The Company shall have the right to conduct job studies and to evaluate the work performance of the employees by this Agreement, and shall have the right to transfer, or discharge employees for inefficiency, incompetence, or inability to perform the work assigned to them.

Section 5.   The Company shall have the right at any time to establish, administer, or change a drug and alcohol abuse prevention program. The Company shall have the right at any time to test employees for drugs or alcohol and to discipline employees based on the results of such tests.

Section 6.   The above Management Rights are all-inclusive except where modified by this Agreement.

ARTICLE VI
DRUG AND ALCOHOL POLICY

Section 1.   The parties recognize that in the security business, the use of controlled substances or alcohol that cause intoxication or impairment on-the-job poses risks to the Employer, the affected employee and his co-workers and the public. An employee cannot perform his or her work adequately if he or she is under the influence of illegal drugs or alcohol; and an employee under the influence of drugs or alcohol also presents a danger to himself or herself and to others.  Unlawful use of drugs and the abuse of alcohol when not on duty raises serious questions concerning the competency to perform security work and is ground for revocation of Employee’s firearms permit.  It is the Employer’s policy to maintain a drug-free work place. The Employer and the Union agree to the Drug and Alcohol Policy to maintain a drug-free work place. The Employer and the Union agree to the Drug and Alcohol Policy attached hereto as Appendix II to this Agreement, and fully incorporated by reference into this Agreement.

ARTICLE VII
DISCIPLINE AND DISCHARGE

Section 1.   The Union recognizes and acknowledges that the Company has the duty of maintaining good discipline among its employees because the Company is responsible for the efficient operation of its business.

Section 2.   The Company shall have the right to discipline employees for just cause. The disciplinary action will be administered within five (5) working days, excluding Saturday, Sunday, and holidays, unless for operational reasons the five (5) working day period has to be extended – however, disciplinary action will not be withheld for an unreasonable period of time.

Section 3.   In the case of any offense for which an employee may be discharged, the Company may, in its sole discretion, impose a lesser penalty.

Section 4.   After imposing a penalty for an offense, the Company may suspend all or part of such penalty or penalties on condition of good behavior by the employee concerned for a period of not more than one year, during which time the employee concerned shall be on disciplinary probation. In the event of misbehavior by the employee during the term of probation, the Company may reinstate the suspended penalty in addition to any new penalty it may impose for the new offense.

Section 5.   When an individual accepts employment with the Company, they are expected to conduct themselves with proper regard for the rights of others and of the Company. PS1 employees are expected to be good corporate, as well as private, citizens. Listed in the Rules for Disciplinary Policies and Procedures Appendix I are a number of serious acts of misconduct, and the penalties imposed when they occur. Other infractions will be dealt with as the individual cases require.

Section 6.   While on Company or Client premises for the purpose of investigating a grievance or for any other purpose for which the Company has given its permission, an employee – representative of the Union shall have no right to claim any immunity from the requirements of good discipline. The Rules for Personal Conduct, as well as site specific orders, and PSI Policies and Procedures will also apply.

ARTICLE VIII
NO STRIKES/NO LOCKOUT

Section 1.   There shall be no strikes (including sympathy, unfair labor practice, or wildcat strikes), sit-downs, slow-downs, work stoppages, boycotts, any acts honoring a picket line or any other acts that interfere with the Company’s operations or the production or the sale of its products or services during the term of this Agreement by the Union, its officers, agents and members, or by the employees. It is understood that the foregoing proscriptions are specifically intended to include, but are in no way limited to, the following:

(a)   The honoring of a picket line, or any other concerted activity, of either a sister or affiliated local of the Union, of any other organized unity at the Company or of any other group or individual; and

(b)   The participation in or support or encouragement of any consumer boycott, advertising boycott, or information picketing of either a sister or affiliate local of the Union; of any other organized unit at the Company or any other group or individual.

Section 2.   The Union agrees that it will not authorize, ratify, or condone any strike or any other activity described herein.  In the event of any strike or any other proscribed activity not authorized, ratified, or condoned by the Union, the Union and its officers, agents, and representatives will make every good faith effort to end such activity. Such good faith efforts must include, but are in no way limited to the following:

(a)   The Union will, as soon as possible, declare publicly that such action is unauthorized;

(b)   The Union will inform all employees who participate in the strike or other proscribed activity that it is their individual responsibility; and

(c)   The Union will instruct all employees involved in the strike or other proscribed activity to immediately cease this violation of their Agreement and to return to work

Section 3.   The Union shall not question the unqualified right of the Company to discipline or discharge employees engaging in, participating in or encouraging such action.  It is understood that such action on the part of the Company shall be final and binding upon the Union, and its members, and shall in no way be construed as a violation by the Company of any provisions of this Agreement.

Section 4.   The Company shall have direct recourse to the National Labor Relations Board or the courts for a violation of this Article.

Section 5.   The Employer shall agree that there shall be no lockout during the life of this Agreement.

ARTICLE IX
REDUCTION OR INCREASE IN FORCES

Section 1.   Bargaining unit seniority shall be calculated from the last date of hire into the bargaining unit.

Section 2.   If laid off for lack of work, an employee shall be retained on the recall list for a period of two years from the day of lay-off or for a period of time equal to his/her total length of bargaining unit service, whichever is greater.

Section 3.   Whenever there is to be a reduction in force in the bargaining unit, the employee with the shortest bargaining unit seniority, who has passed the shooting test and the FPS test, in the classification affected will be given a minimum of one week notice of lack of work, provided the Company receives the notification from GSA to that effect prior to the one week requirement. Employees working less than thirty-seven (37) hours per defined work week at the time of any layoff will not have more seniority than those employees working thirty-seven (37) or more hours at the time of any layoff. However, exceptions will be made to accommodate the Company’s contractual requirement to maintain an adequate reserve force.

Section 4.   The employee notified of lack of work will be placed in any available opening within the bargaining unit for which the employee is qualified to perform, provided no additional training or moving expense is required.

Section 5.   Whenever there is a reduction in force in the bargaining unit due to the General Services Administration eliminating a security post in an assigned area the employee(s) will have the same rights as defined in Sections 3 and 4 above by filling available posts and by replacing employees with the shortest bargaining unit seniority.

Section 6.   Employees recalled from lay-off shall be so recalled in like manner: reverse order of seniority, the last laid off, who has passed the shooting test and the FPS test, is first to be recalled.

Section 7.   When a vacancy occurs, the vacancy will be offered to the most qualified present employees in accordance with their bargaining unit seniority before assigning a new employee to the post.

However, the present employee candidates must meet the requirements for the job vacancy, be acceptable to the Contracting Officers technical representative (the General Services Administration Federal Protective Officer in charge of security), and final selection will be based on work performance and seniority.

Section 8.   Seniority employees who are promoted out of the bargaining unit, but continue to be employed by the Company, shall not continue to accumulate bargaining unit seniority beyond the date of promotion.

ARTICLE X
PROBATIONARY EMPLOYEES

Section 1.   New employees and those hired after a break in continuity of employment shall be considered as probationary employees for the first ninety (90) calendar days of continuous employment. An employee’s probationary period can be extended for an additional thirty (30) calendar days by their supervisor, if warranted.

Section 2.   The Company shall have the right to discharge or otherwise discipline probationary employees during or prior to the end of the probationary period, with or without cause, and the discharge or other discipline shall not be the subject of a grievance either by the employee or by the Union.

ARTICLE XI
GRIEVANCE PROCEDURE

Section 1.   Any grievance as defined herein initiated by an employee or group of employees shall be handled in accordance with this grievance procedure.

Section 2.   A grievance is defined as a claim or dispute with the Company by an employee or employees involving an alleged violation by the Company of the terms of this Agreement.

Section 3.   The employee(s) will attempt to resolve the grievance by discussion with the Site Supervisor within forty-eight (48) hours of the time the events giving rise to the grievance occurred, either with or without their designated representative, as the employee shall elect, in an attempt to settle the grievance. Pending settlement of the dispute and /or grievance, the Site Supervisor’s order shall be followed.

Grievances to be discussed at Step 1 meetings may be investigated by the appropriate Union Steward who shall be afforded such time off without pay as may be necessary for purposes of such investigation. The time off shall occur between the date of the filing of the grievance and its discussion at the Step 1 meeting, and;

Section 4.   Step 1:  Upon receiving the decision of the Lead Supervisor, within five (5) working days, excluding Saturday, Sunday, and holidays, the employee(s), if dissatisfied with the Lead Supervisor’s disposition of the request or complaint, may formally present the alleged grievance in writing to the Contract Manager, with or without their designated representative being present, as the employee(s) may elect. The grievance presented in this Step shall be set forth in writing on appropriate forms furnished by the Union. The written grievance must recite the Article of this Agreement or Government regulations, which the individual and/or the Union alleges the Company has violated. The Contract Manager shall be required to answer the complaint within five (5) working days, excluding Saturday, Sunday, and holidays, in such written form. Time limits may be extended by mutual agreement of the parties.

(a)   The grievance form shall be completed by the Chief Steward or Shift Steward and/or alternate Steward, as applicable, dated and signed by the employee. Two (2) copies will be given to the Contract Manager for disposition. The Contract Manager will sign and date the form and return one (1) copy to the employee(s).

(b)   If the Contract Manager’s decision is not appealed to Step 2 within five (5) working days, excluding Saturday, Sunday, and holidays, the grievance shall be considered settled on the basis of the decision made and shall not be eligible for further appeal.

Section 5.   Step 2:  Any response to a grievance having been processed through Step 1 without satisfactory settlement, including appeals to Step 2, shall be reduced to writing by the Chief Steward or Shift Steward and/or alternate Steward, as applicable, signed and dated by the aggrieved employee and the Chief Steward or Shift Steward and/or alternate Steward, as applicable, and submitted to the Vice President or designated representative within ten (10) working days. Within ten (10) working days from receipt of the written grievance, the Program Manager will submit an answer in writing to the Union.

The Company reserves the right to conduct Step 2 grievances as a conference call with the results reduced to writing.

Section 6.   Step 3:  In the event that a grievance has been processed through Step 2 without satisfactory settlement, either party may request in writing within five (5) working days, a meeting at the Federal Building in Louisville, KY between the International Union’s designated representative(s) and the Company’s designated representative(s) to attempt to resolve the matter prior to appeal to arbitration. This meeting will occur no later than five (5) working days after receipt of request for the meeting by either party, unless other arrangements are mutually agreed upon by both the Company and the Union.

The results of this meeting will be reduced to writing, signed and dated by both the Union representative and the Company representative and each will receive a copy.

In the event that a grievance has been processed through Step 3 without satisfactory settlement, the dissatisfied party may, by written notice served on the other party within ten (10) working days, excluding Saturday, Sunday, and Holidays, from receipt of the answer to the Step 3 meeting, appeal the grievance to arbitration.

Section 7.   Only the Union or the Company may require arbitration of the other party to this Agreement.

Section 8.   Any grievance submitted that does not conform to this Agreement will be considered null and void.

ARTICLE XII
ARBITRATION

Section 1.   If arbitration is requested in accordance with the above requirements, the parties shall attempt to reach agreement upon the name of the arbitrator. If the parties are unable to agree upon an arbitrator within five (5) working days from the date of the request of agreements to arbitrate, either party may request the Federal Mediation and Conciliation Service to submit a list of seven (7) arbitrators names from which to select an arbitrator. When the list is received, either party may reject the list and request the Federal Mediation and Conciliation Service supply a second list of seven (7) new names. The representative of the party requesting arbitration shall strike one name from the list. This process shall then be repeated with the parties alternating strikes in sequence until only one name remains. The person whose name remains on the list shall be the arbitrator.

Section 2.   Jurisdiction of the arbitrator selected shall be limited to:

(a)           Adjudication of the issues which, under the written terms of the Agreement which shall be entered into between the parties hereto, are subject to submission to arbitration;

(b)           Interpretation of the terms of this Agreement which are applicable to the issue presented to the arbitrator;

(c)           The rendition of a decision or award which in no way modifies, adds to, subtracts from, changes, or amends any term or condition of the Agreement or conflicts with the provisions of the Agreement;

(d)           No claims including claims for back wages, by an employee covered by this Agreement, or by the Union, against the Company shall be valid for a period prior to the date the grievance was filed in writing;

(e)           A decision or award shall not grant relief extending beyond the termination date of the contract between GSA and the Company;

(f)            The rendition of a decision or award in writing which shall include a statement of the reasoning and grounds upon which such decision or award is based;

(g)           The rendition of a decision or award based solely on the evidence and arguments presented to the arbitrator by the respective parties in the presence of each other, and the arguments presented in the written beliefs of the parties; and

(h)           The rendition of decision or award within thirty (30) calendar days of the date of presentation of written beliefs by parties.

Section 3.   Any dispute which arises under the Agreement but which is based on events that occur after its termination is expressly excluded from the jurisdiction of the arbitrator.

Section 4.   No one arbitrator shall have more than one (1) grievance submitted to them, and under consideration by them, at any one time unless the parties hereto otherwise agree in writing. A grievance shall be deemed under consideration by an arbitrator until the arbitrator has rendered their decision and award in writing.

Section 5.   The Arbitrator’s decision will be final and binding upon the Company, the employee or employees involved, the Union and its’ members.

Section 6.   Only grievances which involve an alleged violation by the Company of a provision in this Agreement and which are processed in the manner and within the time limits herein provided shall be subject to arbitration. Notwithstanding any other provision of the Agreement, no grievance shall be arbitratable with respect to:

(a)           Any matter involving the administration, interpretation, or application of any insurance plans;

(b)           Any claim which, if true, would constitute a violation of any Federal or State legislation concerning discrimination and/or the National Labor Relations Act, or which, in any case, would be within the jurisdiction of the National Labor Relations Board, and;

(c)           A decision of the Company to discipline, discharge, or otherwise not retain or hire an employee based on the U.S. Government’s or any of its Officials determinations that an employee is unacceptable to the Government to perform service on the service contract irrespective of the reason or reasons the U.S. Government, or arty of its Officials find the employee unacceptable to perform services. Evidence of the Government’s determination shall be given to the employee upon termination from the Company.

Section 7.   Arbitrator’s fees and expenses shall be shared equally by the Union and the Company. Each party will bear its own legal expenses and costs incidental to witnesses.

ARTICLE XIII
CONTRACT MANAGER AND LEAD SUPERVISOR

Section 1.   The operation of and the authority and control over the security force shall be vested exclusively in the Company through its representatives, the Contract Manager and Lead Supervisors. The Contract Manager and Lead Supervisors may be called to perform the duties of a Security Officer in emergency situations (Security Officer not reporting for duty, late for duty, becoming sick while on shift, etc.). The Site Supervisor will perform the duties of a Security Officer in emergency situations until a bargaining unit member can be called in. The Supervisors may provide required relief breaks to productive guards at any time while they are acting in a supervisory/lead capacity.

Section 2.   Bargaining unit officers shall perform any and all bargaining unit work pertaining to their respective work assignments.

Section 3.   The Company shall designate the days and nights or combination of days and nights which each employee shall work during the week.

Section 4.   The Contract Manager and Site Supervisor shall have the authority to call their work force or any part of it to work at different hours.

Section 5.   If an employee works a holiday or is called in when not scheduled, their schedule later in the defined work week will not be adjusted without the employee’s approval.

Section 6.   The Lead Supervisor shall post a two (2) week work schedule every other Thursday by 2:30 pm EST. If changes are to be made, the Lead Supervisor will make every effort to change as few employee’s schedules as possible. The Lead Supervisor will notify all effected employees of said changes.

ARTICLE XIV
HOURS OF WORK

Section 1.   Eight (8) hours, exclusive of lunch period, shall constitute a shift’s work, forty (40) hours shall constitute a week’s work. The workweek shall be from Monday 0001 to 2400 hours Sunday, exclusive. The provisions of this Article are intended merely to provide for normal hours of work and to provide a basis for determining the number of hours work for which an employee shall be paid at overtime rates, and nothing herein shall be constructed as a guarantee by the Company of any specified number of hours of work per day or per week or as a limitation on the hours of work per day or per week.

Section 2.   An unpaid lunch period, not to exceed thirty minutes (30) shall be provided on each shift. The Company shall designate the time of said lunch period.

Section 3.   Each employee will be given a paid fifteen (15) minute break for every four (4) hours of continuous work. This break time will be paid to the employee only if the employee demonstrates that they have taken this rest period away from their work assignment.

Section 4.   The Company shall have the exclusive right to establish new shifts in addition to the shifts in effect at the time this Agreement was executed.

Section 5.   Posts and hours are contingent upon the contractual agreement between the Company and the Government.  Any changes of shift hours will be discussed with the Union prior to implementation; however, the Company will have final authority in establishing shifts.

Section 6.   A shift differential of $.35 per hour shall be paid for each hour worked on any shift between 1500 hours and 2259 hours. A shift differential of $.50 per hour shall be paid for each hour worked on any shift between 2300 hours and 0659 hours. Shift differential does no apply to shifts starting at 0700 hours. All hours worked beyond the end of an employee’s shift of record will continue to be paid in the same manner as the hours worked during the shift of record. A shift cutting across two (2) calendar days shall be treated as worked on the day on which the shift begins.

Section 7.   The employee shall enjoy two (2) consecutive days of rest every defined workweek, unless operational commitments preclude the same.

Section 8.   An employee’s applicable shift begins when the employee is properly posted and the other employee is properly relieved in accordance with the post hour of operation. Eastern Standard Time or Central Standard Time (as applicable by post location) shall be recognized as the official time of record.

Section 9.   Any employee called in to work at a time other than his normal shift will be guaranteed four (4) hours work or four (4) hours pay at the applicable hourly rate. A call out is considered to be after an employee has completed his normal shift and has punched out and departed from his assigned work area.

Whenever an off duty employee is called for overtime by a supervisor or his designee, the supervisor or his designee must speak to the employee for the overtime to be acknowledged.

ARTICLE XV
OVERTIME

Section 1.   Overtime payment shall be as follows:

(a)   At the rate of time and one half for hours worked in excess of forty (40) hours in any given workweek.

(b)   The overtime wage shall not include any fringe benefit payment.

(c)   Leave time is always disregarded in computing overtime.

(d)   If an employee works in excess of twelve (12) consecutive hours in any twenty-four (24) hour period, the employee will be compensated at double-time for any hours worked in excess of twelve (12) consecutive hours.

Section 2.   The Company shall make every effort to distribute overtime as evenly as possible during the life of this Agreement.

Section 3.   Overtime will be distributed to the assigned regional area defined as the area under the jurisdiction of the Regional Lead Supervisor. In an effort to minimize cost to the Company, overtime will be assigned in a manner both beneficial to the Company and the employee. Distribution is as follows:

(a)   Part-time employees

(b)   The most qualified senior level employees

ARTICLE XVI
SCALE OF WAGES

Section 1.   Beginning the effective date of this Agreement, or as determined by Article I of this Agreement, the Company agrees to pay not less than the following minimum wage rate:

Job Position	Rate

Guard II	$14.97

Beginning December 16, 2004, or the date of the modification to the service contract between the Client and the Company incorporating wage rates found in this Section, whichever is later, the Company agrees to pay not less than the following minimum wage rate:

Job Position	Rate

Guard II	$15.49

Beginning December 16, 2005, or the date of the modification to the service contract between the Client and the Company incorporating wage rates found in this Section, whichever is later, the Company agrees to pay not less than the following minimum wage rate:

Job Position	Rate

Guard II	$16.03

Section 2.   New hire personnel, while in training, will be paid at the minimum wage rate established by the U.S. Department of Labor.

Section 3.   Incumbent personnel, while attending annual or refresher training specific to the work site will be paid at the wage rate established in Section I of this article.  If attendance at training classes results in the employee working in overtime, the above pay rates will be paid at time-and-a-half. If an employee is in an overtime status, as defined by Article XV section l(d), they shall be compensated at that rate.

Section 4.   It is understood that the Company may hire part-time employees to perform bargaining unit work. The Company shall not be required to employ such part-time employees for any minimum number of hours per day or days per week.

ARTICLE XVII
HOLIDAYS

Section 1.   The following paid holidays will be provided annually:

New Years Day

Martin Luther King’s Birthday

Washington’s Birthday

Good Friday

Memorial Day

Independence Day

Labor Day

Columbus Day

Veterans Day

Thanksgiving Day

Christmas Day

In addition to the Holidays listed above, employees shall be granted any Holiday that is designated by the U.S. Government as a holiday, or other day which federal employees are not required to report to work under Presidential Proclamation and will be paid as provided, in this Article, provided the Company receives approval for reimbursement for the Holiday from the Government.

Section 2.   All holidays shall be observed on the day designated by the Federal Government.

Section 3.   Holiday pay will be administrated according to CFR 29, sections 4.171 and 4.176 (attached).

Section 4.   Employees receive holiday pay based upon the number of hours worked in the previous defined workweek. Holiday hours paid to at employee is calculated as the number of regular hours worked (regular productive, training hours, holiday, and authorized PTO taken) divided by thirty-seven (37) hours. The result is multiplied by eight (8) hours. The maximum amount of holiday pay earned by any employee as a result of this calculation shall not exceed eight (8) hours. Holiday pay will be recorded and paid in whole number increments only, decimal places will not be considered.

Example 1:   James worked 30 regular hours the workweek previous to the Christmas holiday. For the Christmas holiday, James would be entitled to six (6) hours of holiday pay (30 hours worked the previous workweek divided by 37 hours multiplied by eight (8) hours holiday = six (6) hours holiday pay due James).

Example 2:   Jane worked 37 regular hours the workweek previous to the Christmas holiday. For the Christmas holiday, Jane would be entitled to the maximum eight (8) hours of holiday pay (37 hours worked the previous workweek divided by 37 hours multiplied by eight (8) hours holiday = eight (8) hours holiday pay due Jane).

Example 3:   John worked 40 regular hours the workweek previous to the Christmas holiday. For the Christmas holiday, John would be entitled to the maximum eight (8) hours of holiday pay (40 hours worked the previous workweek divided by 37 hours multiplied by eight (8) hours holiday = eight (8) hours maximum holiday pay due John).

Section 5.   An employee that performs no work during the workweek in which a named holiday occurs is not entitled to holiday pay in accordance with 29 CFR 4.174 of the Service Contract Act.

ARTICLE XVIII
PERSONAL TIME OFF

Section 1.   The following Personal Time Off (PTO) schedule will be observed:

Years of Service	Maximum Hours Earned
One	176 Hours
Four	216 Hours
Seven	256 Hours
Ten	296 Hours

PTO includes vacation, sick leave, and personal time off with pay.

Section 2.   PTO will be administrated according to CFR 29, sections 4.173 and 4.176 (attached).

Employees earn PTO based upon the number of regular hours worked (regular productive, training, holiday, and authorized PTO taken) from the previous year’s seniority date to the current year’s seniority date divided by 1,924 hours. The result is multiplied by the maximum number of PTO hours attainable for their years of service. The maximum amount of PTO earned by any employee as a result of this calculation shall not exceed the maximum hours attainable for their years of service. PTO pay will be earned in whole number increments only. Decimal places will not be considered.

The Company shall provide a separate check to officers who cash out their PTO days on their anniversary date.

Example 1:   James’ seniority date is June 1, 1999.  On June 1, 2000, James’ first seniority anniversary. Payroll would research the regular hours James worked from June 1, 1999, to June 1, 2000. Payroll found that James worked 1,000 regular hours during this time and that for one year of service, an employee working on James’ contract could earn a maximum of 80 hours of PTO. James would have 41 hours of PTO posted to his account (1,000 hours worked the previous seniority year divided by 1,924 hours multiplied by 80 hours PTO = 41 hours PTO).

Example 2:   Jane’s seniority date is June 1, 1999. On June 1, 2000, Jane’s first seniority anniversary, Payroll would research the regular hours Jane worked from June 1, 1999, to June 1, 2000. Payroll found that Jane worked 1,924 regular hours during this time and that for one year of service, an employee working on Jane’s contract could earn a maximum of 80 hours of PTO. Jane would have the full 80 hours of PTO posted to her account (1,924 hours worked the previous seniority year divided by 1,924 hours multiplied by 80 hours PTO = 80 hours PTO).

Example 3:   John’s seniority date is June 1, 1999. On June 1, 2000, John’s first seniority anniversary, Payroll would research the regular hours John worked form June 1, 1999, to June 1, 2000. Payroll found that John worked 2.080 regular hours during this time and that for one year of service, an employee working on John’s contract could earn a maximum of 80 hours of PTO. John would have the full 80 hours of PTO posted to his account (2.080 hours worked the previous seniority year divided by 1,924 hours multiplied by 80 hours PTO = 80 hours maximum PTO earned).

When two (2) or more employees request PTO during the same time period, and the Company cannot release then due to work requirements, seniority shall be the deciding factor, except in emergency situations.

The employee may utilize PTO time to which they are entitled, with approval from the Contract Manager or Lead Supervisor in accordance with PSI Policies and Procedures.

The Company reserves the exclusive right to schedule and change in operational emergency situations the PTO time of each employee and to generally administer the PTO plan to assure efficient and orderly operation of the Company.

ARTICLE XIX
JURY/WITNESS DUTY

Section 1.   Leave of absence shall be granted to employees who are summoned for jury duty or subpoenaed as a witness. Any employee summoned to jury duty or subpoenaed as a witness shall present the summons or subpoena to the Company in a timely manner. Employees shall be compensated based on the difference between the jury or witness pay and their regular straight time rate for up to eight (8) hours for each scheduled work day missed, up to a maximum of ten (10) days per calendar year. Employees will be required to produce evidence that they were called and required to serve on a jury or as a witness on the days for which compensation is requested. If subpoenaed as a witness for the Company, the employee will be paid regardless of the time.

Section 2.   Any security officer who witnesses an occurrence, which is in connection or related to the contract between the Company and the GSA contract, and as a result of the witness of said occurrence and pursuant to proper subpoena, has to testify in court as part of his duty as a security officer employed by the Company, will be paid the difference between the fee received for such services and the amount of straight-time earnings lost by the employee by reason of such service as Contractor/GSA witness duty pay, provided that the employee submits evidence of the total amount received as a witness and the total amount of court time spent as a witness.

Any other type of jury or witness duty is unpaid leave

Section 3. Contractor/GSA witness duty pay will not be paid in addition to any other type of pay for the same days. The hours paid for, but not worked, will count as leave with pay.

ARTICLE XX
BEREAVEMENT LEAVE

Section 1.   An employee who is absent from work because of the death and funeral of their wife, husband, mother, father, son, daughter, sister, brother, grandfather, grandmother, grandson, or granddaughter will be granted up to three (3) consecutive work days bereavement leave at straight-time pay. Also included are current step and in-law relationships based on the above listing.

Section 2.   Notices of intent to be absent on bereavement leave shall be given by the employee to the Contract Manager or Lead Supervisor in accordance with PSI Protective Forces Policies and Procedures.

Section 3.   No more than three (3) consecutive work days will be allowed should more than one (1) death occur in the immediate family within any three (3) day period. Additional days off may be taken as leave without pay, subject to the approval of the Lead Supervisor and Contract Manager.

Section 4.   No absence shall be granted in cases where, because of the distance or other cause, the employees do not attend the funeral of the deceased.

Section 5.   Bereavement pay will not be paid in addition to any other type of pay for the same days, or when the employee is on approved leave of absence for any other reason.  The hours paid for, but not worked, will count as leave with pay, and shall not be used in computing any health and welfare or uniform allowance payments or any PTO or any holiday pay earned.

ARTICLE XXI
NOTICE

Section 1.   Whenever notice is to be given under the terms of this Agreement to either party hereto, it shall in all cases, except where some other method is specifically prescribed herein, be sent by “Certified Mail, Return Receipt Requested,” to the following addresses with respect to the Company and the Union:

Company:

Paragon Systems, Inc.

3317 Triana Blvd.

Huntsville, AL 35805

Union:

Local 110, SPFPA

P.O. Box 21324

Louisville, Kentucky 40221-0324

ARTICLE XXII
CONFLICTS WITH THE LAW

Section 1.   In the event any federal or state law conflict with any provision of this Agreement, the provision or provisions so affected shall no longer be operative or binding upon the parties, but the remaining portion of the Agreement shall continue in full force and effect.

ARTICLE XXIII
SAFETY AND HEALTH

Section 1.   The Company agrees to maintain conditions of health and sanitation conformity with all applicable federal and state laws.

ARTICLE XXIV
UNPAID LEAVES OF ABSENCE

Section 1.   The Company will permit an authorized representative of the Union an unpaid leave of absence to attend meetings and/or conventions of the Union, provided a written request is received by the Contracts Manager two (2) weeks prior to the beginning of such leave and providing that this leave doesn’t negatively impact Company operations. In no event will more than two (2) Union representatives be permitted a leave under this provision. The maximum period of such leave shall be seven (7) days each per year.

Section 2.   Unpaid leaves of absence other than Union business will be made in conformance with PSI Policies and Procedures.

Section 3.   Unpaid leaves of absence will not be counted as hours worked.

ARTICLE XXV
UNION REPRESENTATIVES

Section 1.   The Union shall designate from the employees such representatives as it deems appropriate and the Company shall recognize them as such. The amount of Unit Representatives shall not exceed one Chief Steward in Louisville, KY. A Shift Steward for the eastern region. A Shift Steward for the western region. A Shift Steward for the central region. A Shift Steward for the southern region. Alternate Stewards will be elected where necessary. The union will notify the Company, in writing, of all elected officers and Stewards. The alternate Steward(s) shall only function in their assigned Shift Steward’s absence and shall only represent those employees reporting to the same office (Louisville, KY or Corbin, KY) as the Chief Steward or Shift Steward, as applicable. Upon return of the Chief Steward or Shift Steward, the alternate Steward will immediately surrender representation on any issue to the Chief Steward or Shift Steward, as applicable. The Union shall notify the Company within seventy-two (72) hours of the names of those so elected or appointed. When it is necessary for any Steward to leave work for the purpose of handling a grievance, he/she shall first notify the Contract Manager or Lead Supervisor and shall again advise the Contract Manager or Lead Supervisor after the business has been concluded. Under no circumstances will the Union conduct business/discussions regarding any issues, with the Company’s customers. Time spent by Union representatives and employees conducting Union business for the purpose of adjudicating grievances or negotiating Company/Union Agreements shall be counted as leave without pay. Union business will not be conducted by any employee during their normal duty hours.

Section 2.   The Chief Steward, Shift Steward or alternate Steward, as applicable, will give seven (7) working days notice time to the Contract Manager or Lead Supervisor to allow for a replacement to be reasonably obtained to stand duty at the Chief Steward’s, Shift Steward’s or alternate Steward’s, as applicable, post.

Section 3.   The Company will not be forced to call in an off duty employee or hold over an employee to stand in for the Chief Steward the Shift Steward or the alternate Steward, as applicable.

ARTICLE XXVI
NO DISCRIMINATION

Section 1.   The parties in this Agreement agree that there shall be no discrimination in the employment opportunities because of sex, race, religion, color, national origin, age, membership or activity in the Union nor in violation of the Civil Rights Act of 1964.

ARTICLE XXVII
UNION SECURITY CLAUSE

Section 1.   Following the signing and ratification of this Agreement, all incumbent employees shall be required to pay periodic dues established by the Union, or as prescribed for under the Beck decision (Beck vs. CWA, 487US735, 1988), as a condition of continued employment. All employees hired after the execution of this Agreement shall be required to join the Union within thirty (30) calendar days following the date of their employment and continue to be members in good standing and pay initiation fees and the periodic dues established by the Union, or as prescribed for under the Beck decision (Beck vs. CWA 487US735, 1988), as a condition of continued employment.

Section 2.   The Company will, for every employee who so desires and remits to the Company a signed, original Union Dues Authorization card, deduct from the earnings payable to such employee, each pay period, the dues (including initiation fee, when the Union notifies the Company to deduct the fee) for such employee membership in the Union and shall remit same to the Financial Secretary-Treasurer of the Local Union monthly. The Company will not be responsible for collection of dues in arrears. At the time that dues are remitted by the Company to the Union, the Company will submit a list of the names of the employees hired under this Agreement during the same month for which the Company is remitting dues to the Union.

ARTICLE XXVIII
POSTING

Section 1.   The Company shall make a bulletin board available for use by the Union for the posting of notices.

ARTICLE XXIX
ISSUES OF GENERAL APPLICATION

Section 1.   The Company shall issue all items of uniform and equipment, which are prescribed by the Federal Government and in accordance with contractual agreement between GSA and Paragon Systems. Inc., making available such list to the Union or its Representative(s) upon written request to the Contract Manager.  Uniforms and equipment are the property of PSI. Employees are required to turn in all uniforms and equipment upon termination from the Company,

Section 2.   The Company will furnish all employees with an initial adequate number of uniforms without cost to the employee. In addition, where uniform cleaning and maintenance is made the responsibility of the employee, the Company shall reimburse all employees for such cleaning and maintenance at a rate of $2.00 a day.  Uniform allowance is not paid on training hours. The Company will provide at no cost to the employee, replacement uniforms and equipment as needed when they are worn out and cannot be repaired, except for neglect. Uniforms will be kept cleaned, pressed, and serviceable, to include proper fit and tailoring, by the employee. The Company reserves the right to inspect uniforms and/or equipment at any time to ensure that the employee is properly maintaining their uniforms and/or equipment.

Section 3.   The Company shall provide all training and equipment as mandated by the Federal Government and shall make such information available to the Union or its Representative upon written request.

Section 4.   Travel pay (auto or truck mileage) at the approved Government rate in effect at the time of travel, will be paid only for mileage using a personal owned vehicle (POV) and travel is at the direction of the Company, to a location that is not the regularly assigned Post for any individual employed by Paragon Systems if the distance is greater than 60 miles one-way. In the event the individual is required by Company supervision to spend the night at any location specified by the company, then the individual is eligible for per diem at the Government – allowed rate for that location. Receipts must be turned in to the company for all charges and charges that are not covered by receipts will not be paid. The Company’s liability is limited to the per diem rates in effect at the location at the time of travel.

In no case shall the Company pay any individual travel pay for transportation to or from a regularly scheduled work assignment location. The Company will make every effort to assign the individuals as close to home as possible for their work assignments but it retains the freedom to assign personnel as required to fulfill the requirements of the contract.

ARTICLE XXX
HEALTH AND WELFARE BENEFITS

Section 1.   The Company will pay to each employee $2.75 per regular hour worked, including regular productive, authorized PTO taken, holiday and training, health and welfare pay for the purpose of purchasing medical related insurance, up to a maximum of 40 hours per defined workweek and 2,080 hours per year for the duration of this Agreement, December 16, 2003 through December 15, 2006.

Health and welfare requirement will be administrated according to 29 CFR, section 4.175 (attached).

Signature Page

/s/ Charles Keathley
Charles Keathley – President
Paragon Systems, Inc.

For the Union:

/s/ James Allen
James Allen – International Vice President
Region IV, International Union
Security, Police and Fire Professionals of America (SPFPA)

/s/ Gene McConville
Gene McConville
Director of Special Projects (SPFPA)

/s/ John Cummins
John Cummins – President
Local 110 (SPFPA)

/s/ Gary Meredith
Gary Meredith – Steward
Local 110 (SPFPA)

/s/ William Stewart
William Stewart – Steward
Local 110 (SPFPA)

/s/ Druie Garrett
Druie Garrett – Shift Steward
Local l10 (SPFPA)

APPENDIX I

MEMORANDUM

30 July 2001

TO:  All Paragon Systems, Inc. Employees

FROM:  Charles “Chuck” Keathley

SUBJECT:  Disciplinary Policies and Procedures

Paragon Systems Inc. supervisors and administrators will have the authority to recommend disciplinary action on employees for just cause. All incidents will be fully investigated, documented, and evaluated by the Project Manager before disciplinary action is taken.

Project Manager will have the authority to impose less punishment than is promulgated in this policy, but not more.

1.     Written Reprimand or Suspensions will be put into effect on first offense, whenever misconduct or behavior is not of a serious nature. Suspension time may vary depending on seriousness of the offense.

2.     Dismissal will be effected in those cases when deemed by management to be extreme and serious in nature.

No employee will be dismissed on the basis of race, color, religion, sex, or national origin.  Employees who are dismissed will not be eligible for re-employment with Paragon Systems Inc.

3.     Table of Offenses

Offense’s	1st Off	2nd Off	3rd Off

a. Leaving work location during working hours without permission of supervisor.	D

b. Loitering or loafing during working hours sitting down, reading, listening to radio, etc.	LOC	LOW	S or D

c. Failure to be at work site, ready to begin work at starting time.	LOC.	LOW	S or D

1

Offense’s	1st Off	2nd Off	3rd Off

d. Failure to turn in a worksheet whenever required	LOC	LOW	S or D

e. Failure to call supervisor and check in when assuming duties.	LOC	LOW	S or D

f. Refusing to obey orders pertaining to work or Supervisors duties.	S or D	D

g. Personal work on Paragon Systems Inc. time.	LOC or LOW	S or D	D

h. Unauthorized use of telephone, machines or other officer equipment.	LOC or LOW	S or D	D

i. One absence (without good cause)	LOW	S or D

j. Tardiness without good cause.	LOC	LOW	D

k. Creating or contributing to unsanitary Conditions.	LOC	LOW	S or D

1. Signing in another employee who is late with wrong time.	D

m. Posting or removal of notices, signs or writing in any form on Paragon Systems Inc. bulletin boards, without permission.	LOW or S	S or D	D

n. Signing daily worksheet for another employee.	D

o. Speeding or careless driving, while operating a Paragon Systems Inc. vehicle.	S or D	D

p. Unauthorized use of Paragon Systems Inc. vehicles.	S or D	D

q. Obscene, abusive language and/or malicious gossip and/or spreading of rumors.	S or D	D

r. Threatening, intimidating, coercing fellow employees at any time.	S or D	D

2

Offense’s	1st Off	2nd Off	3rd Off

s. Theft or attempted theft of any property.	D

t. Gambling or playing any game of chance on Paragon Systems or employers premise while on duty.	D

u. Possession of or drinking of any alcoholic beverage on premises.	D

v. Reporting to work under the influence of drugs or alcoholic beverage or having alcohol on your breath.	D

w. Deliberate destruction or damage of Company, Government, or other Employee’s property.	D

x. Misuse or removal from the premises without proper authority of any document or confidential information.	D

y. Boisterous, offensive immoral or indecent conduct on Paragon Systems Inc. or employer premises.	D

z. Possession of illegal weapons or Paragon Systems Inc. or employers premises.	D

aa. Possession or use of illegal drugs on Paragon Systems Inc. or employers premises.	D

ab. Sleeping during working hours	D

ac. Overstaying a leave of absence without permission.	S or D	D

ad. Incomplete uniform or mixed uniform.	LOC	LOW	S or D

ae. Unauthorized use of uniform during non-working hours.	D

af. Misconduct on company or client’s property	S or D	D

3

Offense’s	1st Off	2nd Off	3rd Off

ag. Violation of company or client’s rules	D

ah. Fighting on company or client’s property.	D

ai. Testing positive for drugs or alcohol use.	D

aj. Disparagement of the company whether this occurs on or off company or clients property.	D

ak. Insubordination to any company executive or project manager, supervisor, or administrator, of Paragon Systems Inc. or its clients.	D

al. Giving false information on their employment in the employment application regardless of the employee’s length of service at the time Paragon Systems Inc. discovers the false information.	D

am. False statement or giving misleading information about the company or any company executive or project manager of false information about our client.	D

an. Refusal to answer any questions related to the job to the project manager or company executive or our client.	D

ao. Racial or sexual harassment.	D

ap. Refusal to submit to a drug or alcohol test.	D

aq. No call, no show for work when scheduled.	LOW	S or D	D

ar. Not knowing when you are scheduled to work, (this is an employee’s responsibility).	LOW	S or D	D

4

Offense’s	1st Off	2nd Off	3rd Off

as. Making a change to the schedule without the Supervisor (CPT) prior approval.	S or D	D

at. Calling off from duty with less than four (4) hours notice.	LOW	S or D	D

au. Calling off from duty on weekend or holiday.	LOW	S or D	D

av. Calling off from duty after a weekend or holiday, (1st duty day scheduled).	LOW	S or D	D

aw. Excessive use of force.	D

ax. Failure to report Hazardous conditions.	S or D	D

ay. Failure to cooperate in an official investigation.	S or D	D

ba. Any breach of security procedures discovered by Paragon Systems Inc. or its client.	D

bc. Falsification, concealment, removal, mutilation or destruction of government documents or records.	S or D	D

bd. Unauthorized use of authority or credentials.	S or D	D

be. Misuse of weapons.	D

bf. Other security violations	S or D	D

bg. Use of personnel cell phones on Paragon Systems Inc. time.	LOW	S or D	D

NOTE: The company will identify inefficiency as follows:

Neglect of duty, unexcused absence and tardiness, breach of the company and clients SOP, Security Procedures, refusal to perform work assigned to them without an acceptable excuse. Managers will have the discretionary authority and power to determine final disposition of inefficiency.  These offenses are not all inclusive.

5

It is each employee’s responsibility to be knowledgeable of and review monthly all Memorandums and Security Procedures and Policies.

LEGND:	LOC	Letter of Counseling
	LOW	Letter of Warning
	S	Suspension
	D	Dismissal

/s/ Charles Keathley
Charles Keathley, President

6

APPENDIX II

Drug and Alcohol policy

Paragon Systems, Inc. will not tolerate the use or the possession of any controlled/illegal substance or alcohol while on Company property or at any Paragon site for any reason.

An exception will be made for those controlled substances prescribed by a licensed physician, and then only when the performance of an employee will not be impaired.

If an employee reports to post seemingly under the influence of either drugs or alcohol, Paragon Systems management reserves the right to remove the employee from that post and order testing if deemed necessary.  All employees will report to work sober and of sound mind, this is imperative to maintain the safety of those who depend on our services.

Any employee found to violate this policy will face immediate disciplinary action, which could include termination.

NO DRUGS ARE ALLOWED OR TOLERATED ON ANY PARAGON SYSTEMS

PREMISES OR LOCATIONS AT ANY TIME FOR ANY REASON EXCEPT THOSE

LEGITIMATELY PRESCRIBED BY A DULY LICENSED PHYSICIAN AND THEN

ONLY WHEN THE PERFORMANCE OF AN EMPLOYEE IS NOT IMPAIRED.

ANY INDIVIDUAL VIOLATING THIS POLICY WILL BE DEALT WITH
IMMEDIATELY AND APPROPRIATELY.

Having defined the policy broadly, it will be further refined and defined below. The Federal Government requires Paragon Systems to have a drug and alcohol free policy and Paragon Systems fully endorses that requirement. Productive work cannot be conducted nor can the safety and well being of employees and of customers be ensured if there are drugs or alcohol allowed or tolerated on the premises.  Specifically, it is an offense;

•      To bring to the workplace any drugs not prescribed by a licensed physician

•      To manufacture illegal drugs on Paragon Systems’ premises or customer locations

•      To distribute illegal drugs on Paragon Systems’ premises or customer locations

•      To possess illegal drugs on Paragon Systems’ premises or customer locations

•      To dispense illegal drugs on Paragon Systems’ premises or customer locations

•      To condone or protect others who participate in any of the above actions”

•      To report to duty under the influence of alcohol

•      To report to duty with alcohol in your possession

The above list contains some instances that are considered violations of the policy. However this list is not all-inclusive and each case will be handled individually and according to circumstance.

Any persons Found engaging in any of the above-mentioned activities will be subject to immediate disciplinary action including but not limited to.

•      The individual may be relieved of duty and terminated on the spot

•      The individual, depending on the circumstance, may be counseled and given ONE warning for violation of policy.

•      The individual may be allowed to go to a Drug/Alcohol Rehabilitation Program that the individual will be responsible for selection of and payment.

•      The individual may be placed on adminstrative leave without pay until he/she can prove to the satisfaction of Paragon Systems’ management that he/she is drug/alcohol free and can reasonably be expected to remain that way

Paragon Systems does not have a drug/alcohol rehabilitation program, but will allow an employee to select a program.  The employee is responsible for required attendance and for any monetary obligations attributed to the program. Paragon Systems Management will take any employee, into consideration, with a drug or alcohol dependency, who decides to come forward on his/her own accord, and expresses a desire to receive professional assistance. Paragon Systems will try to give that employee every opportunity to help himself/herself within bounds of the contractual requirements the employee is working under. However, Paragon Systems reserves the right to protect the company’s interest in all cases and the decision of Paragon Management will be the final decision on the issue.

Each employee, as a matter of employment, must certify to the Personnel Department that they are drug free at the time of hire and will remain drug/alcohol free during the time he/she is in the employ of Paragon Systems.  Paragon Systems reserves the right to conduct a drug test on any individual at any time without prior notice.  The first drug test will be conducted at Paragon’s expense.  If the employee does not agree with the test, the employee has the right to take a second test at his/her own expense.  The retest must be done under a controlled environment and under the direction of the doctor or certified technician that administered the first test. This is to insure that there has been no cheating or “fixing” on the test.

Dangers of drugs/alcohol in the workplace are extensive and counterproductive to productive work and or work ethics.  Many of the Paragon Systems personnel carry loaded weapons in the conduct of their duty. Impaired judgment presents a serious hazard to all persons within range of that weapon and will not be tolerated in any manner. In other cases, individuals driving company vehicles or other vehicles, become a serious hazard when under the influence of illegal drugs or alcohol. Further, personnel in Paragon Systems must make decisions that, wrongly made, could cost the Government and Paragon Systems untold amounts of money and create a serious hazard not only to the personnel in the field they are to support, but to themselves and to others working around them, Persons under the influence of drugs or alcohol are a serious hazard and a serious liability and will not be allowed to participate in any company activities. Those that are found to be in violation will be dealt with immediately,

In accordance with Federal regulations, and requirements, each individual must be given a copy of the drug-free policy and that person must acknowledge that he/she has received that copy.  Each individual who signs an acknowledgement of receipt of this handbook acknowledges that they have received a copy of the drug-free policy and will abide by the requirements as defined in the Drug-Free Workplace Act of 1988.

Approved By	/s/ Charles Keathley
Charles Keathley, President